UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant [	]

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

WELLS FARGO FUNDS TRUST

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May 30, 2008

Supplemental Questions

Proposed Reorganization of Certain Wells Fargo Advantage Funds

The following questions and answers are intended to supplement a previous Product Alert published on May 6, 2008.

Background: Two definitive proxy statements (and combined prospectuses) proposing the reorganization of certain Wells Fargo Advantage Funds were filed with the SEC on May 6, 2008. One proxy statement is seeking shareholder approval for the reorganization of the three Wells Fargo Advantage Life Stage PortfoliosSM into three acquiring Wells Fargo Advantage Funds in what is expected be a taxable exchange of shares. A second proxy statement is seeking shareholder approval for the reorganization of eight additional Wells Fargo Advantage Funds into acquiring Wells  Fargo Advantage Funds in what is expected to be a tax-free exchange of shares.

In addition to the reorganizations proposed in the two proxy statements, four additional Wells Fargo Advantage Funds are scheduled to be reorganized into acquiring Wells Fargo Advantage Funds and will not be subject to shareholder approval.

The following supplemental questions and answers are intended for shareholders, investment professionals, and plan sponsors who have questions about these proposed reorganizations.

1.

Will shareholders who currently own Investor Class shares of the Wells Fargo Advantage Balanced Fundor Administrator Class shares of the Wells Fargo Advantage National Limited-Term Tax-Free Fundpay a front-end load on future purchases after their Fund merges into Class A shares of the acquiring Fund (the Wells Fargo Advantage Asset Allocation Fundand the Wells Fargo Advantage Short-Term Municipal Bond Fund, respectively)?

No. Subject to shareholder approval of the reorganization, shareholders of Investor Class shares of the Balanced Fund or Administrator Class shares of the National Limited-Term Tax-Free Fund who receive Class A shares of the Asset Allocation Fund and Short-Term Municipal Bond Fund, respectively, will be permitted to continue to purchase Class A shares of their respective acquiring Fund at net asset value, without paying the customary sales load.

Furthermore, if these same shareholders exchange their acquiring Fund shares for Class A shares of another Wells Fargo Advantage Fund, they may also purchase that new Fund at net asset value, without a front-end sales load.

2.	Will CUSIPs for the acquiring Funds stay the same?

Yes. However, there will be new CUSIPs for all new share classes of the acquiring Funds, which are anticipated to become effective at the close of business on July 18, 2008.

3.

After the Wells Fargo Advantage Large Company Core Fundis merged into the Wells Fargo Advantage Growth and Income Fund, we will change the name of the acquiring Fund to the Wells Fargo Advantage Large Company Core Fund. What is the reason for the name change?

The name of the Wells Fargo Advantage Growth and Income Fund will be changed to the Wells Fargo Advantage Large Company Core Fund to more accurately reflect its objective and investment strategy.

4.	How will shareholders be informed of Fund reorganizations that do not require shareholder approval?

Shareholders received a prospectus supplement, dated December 17, 2007, informing them of a number of Fund reorganizations that do not require shareholder approval. In addition, in June we will send a letter describing these planned reorganizations to registered target Fund shareholders whose approval is not required. Upon the completion of the reorganizations, shareholders will receive confirmation statements with statement inserts that will describe the reorganizations that have taken effect.

5.	Will the merger of the Wells Fargo Advantage Equity Index Fundinto the Wells Fargo Advantage Index Fundresult in Class A and B shares of the Index Fund being closed to new investors after the merger?

Yes.

6.	Will shareholders be charged a short-term redemption fee when merging from the Wells Fargo Advantage Value Fundto theWells Fargo Advantage C&B Large Cap Value Fund?

No.

7.	Will shareholders be charged a short-term redemption fee when merging from the Wells Fargo Advantage Overseas Fundto the Wells Fargo Advantage International Equity Fund?

No. However, the 2%, 30-day redemption fee policy remains in effect. Currently both the target Overseas Fund and the acquiring International Equity Fund have the same redemption fee schedule.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company.

110810 05-08

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE